SCHEDULE I TO
VOTING AGREEMENT

Name of Stockholder	Number of Shares		Number of Options

Snowbird Holdings, Inc.	1,000,000	*	0

Nelson A. Carbonell, Jr.	9,020,600	*	2,925,000

*	Mr. Carbonell will transfer 1,000,000 shares to Snowbird Holdings, Inc. prior to the Effective Time of the Merger.

*	Mr. Carbonell currently owns 10,020,600 shares. He intends to transfer 1,000,000 shares to Snowbird Holdings, Inc. prior to the Effective Time of the Merger.